Exhibit 99.13

CONSENT OF PERSON NAMED AS ABOUT TO BECOME DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 of Zamalight plc (the “Registrant”), and all amendments thereto (the “Registration Statement”) and any related prospectus or prospectus supplement filed pursuant to Rule 424 under the Securities Act of 1933, as amended, or related proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (including any amendments or supplements thereto), as a prospective director of the Registrant upon completion of the business combination as described in the Registration Statement, and to the filing or attachment of this consent with the Registration Statement and any amendment or supplement thereto.

By	/s/ Stephen F. Angel
Name: Stephen F. Angel

Dated: June 5, 2017